STATE OF DELAWARE
SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 06/2812000
001332123 - 2154412
AMENDED CERTIFICATE OF DESIGNATIONS OF
SERIES C 6% CONVERTIBLE PREFERRED STOCK OF
USA
BIOMASS CORPORATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

The undersigned, Fred H. Behrens and Hilly G. Jones, hereby certify that:
1.   They are the duly elected and acting Chairman and Secretary, respectively, of USA Biomass Corporation, a Delaware corporation (the "Corporation").

II.   The Certificate of incorporation of the Corporation authorizes three thousand (3,000) shams of preferred stock, $0.001 par value per share.

III. The following is a rave and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the "board of Directors") on June 27, 2000 pursuant to the Articles of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware.
RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock, and by filing a certificate pursuant to the applicable law of the agitate of Delaware to establish and issue preferred stock with such voting powers, full or limited, or nonvoting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon as the Board of Directors may determine.

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:
A. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series C 6% Convertible Preferred Stock (the "Series C Preferred Stock"), and the number of shares so designated shall be three thousand (3,000) (which shall not be subject to increase or decrease). Each share of Series C Preferred Stock shall have a par value of $0.0p I per share and a stated value (the "Stated Value") of the Liquidation Preference (as hereinafter defined in Section C (I)).

B.   Dividend.

(1) Holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at a rate equal to 6% (the "Dividend Rate") of the Liquidation Preference per share per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and no more, payable in accordance with the provisions of this Amended Certificate of Designations.

(2) At the election of the Corporation, each dividend on Series C Preferred Stock shall be paid either in shares of Common Stock of the Corporation, $0.001 par value per share ("Common Stock") or in cash on the Delivery Date (as defined in Subsection Cr(2)(a) of this Amended Certificate of Designations) with respect to any shares of Series C Preferred Stock which are the subject of a Notice of Conversion (as defined in Substation G(2) of this Amended Certificate of Designations). Dividends paid in shares of Common Stock shall be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to the value of any fractional shares. Each dividend paid in cash shall be mailed to the holders of record of the Series C Preferred Stock as their names and addresses appear on the share register of the Corporation or at the office oft he transfer agent on the corresponding dividend payment date. Holders of Series C Preferred Stock will receive written notification from the Corporation or the transfer agent if a dividend is paid in kind, which notification will specify the number of shares of Common Stock paid as a dividend and the recipient's aggregate holdings of Common Stock as of that dividend payment date and after giving effect to the dividend. All holders of shares of Common Stock issued as dividends shall be entitled to all of the rights and benefits relating to shares of Common Stock as set forth in the Corporation's Articles of incorporation, as amended, and By-laws.
(3) Holders of the Series C Preferred Stock shall be entitled to payment of any dividends in preference and priority to any payment of any cash dividend on Common Stock or any other class or series of capital stock of the Corporation, other than holders of share$ of the issued and outstanding Series A Preferred Stock of the Company, as of the date hereof, who shall be entitled to receive such dividends on a pari passu basis with the holders of the Series C Preferred Stock. Dividends on the Series C Preferred Stock shall accrue with respect to each share of the Series C Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series C Preferred Stock shall not have been laid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Common Stock cat other class or series of capital stock ranking junior to the Series C Preferred Stock (such stock being collectively referred to heroin as the "Junior Stock") and before any purchase or acquisition of any Junior Stock is made by the Corporation. At the earlier of: (1) the redemption or conversion of the Series C Preferred Stock or (2) the liquidation of the Corporation, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of the Series C Preferred Stock in accordance with the provisions of this Amended Certificate of Designations. No accumulation o dividends on the Series C Preferred Stock shall bear interest.

C. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to one thousand dollars ($1,000) per share of Series C Preferred Stock (the "Liquidation Preference") plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
D.   Voting. Except for the limited voting rights specified in Section 3 rtf this Amended Certificate of Designations, each holder of outstanding shares of Series C Preferred Stock shall not be entitled to vote at any meeting of stockholders of the Corporation (and With respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, until and unless the shares of Series C Preferred Stock held by such holder have been converted into shares of Common Stock, at which time each holder shall have the voting rights appurtenant to each whole share of Common Stock so converted.
E. Other Securities. Subject to any limitations contained in this Amended Certificate of Designations, the Corporation's Articles of incorporation and/or the Primary Documents (as defined in the Securities Purchase Agreement, dated as of March 14, 2000, hereinafter the "Securities Purchase Agreement"), the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series C Preferred Stock.
F. Capital organization. If the Corporation shall at any time hereafter subdivide or combine its outstanding shares of Common Stock, declare a dividend payable in Common Stock, or in case of any capital reorganization or reclassification of the shares of Common Stock of the Corporation, the number of shares of the Series C Preferred Stock and the Stated Value of the Series C Preferred Stock shall be adjusted appropriately to allow the holders of the Series C Preferred Stock, as nearly as reasonably possible, to maintain (i) the aggregate Stated Value of the in accordance with the provisions of this Amended Certificate of Designations. No accumulation o dividends on the Series C Preferred Stock shall bear interest.

C. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to one thousand dollars ($1,000) per share of Series C Preferred Stock (the "Liquidation Preference") plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
D.   Voting. Except for the limited voting rights specified in Section 3 rtf this Amended Certificate of Designations, each holder of outstanding shares of Series C Preferred Stock shall not be entitled to vote at any meeting of stockholders of the Corporation (and With respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, until and unless the shares of Series C Preferred Stock held by such holder have been converted into shares of Common Stock, at which time each holder shall have the voting rights appurtenant to each whole share of Common Stock so converted.
E. Other Securities. Subject to any limitations contained in this Amended Certificate of Designations, the Corporation's Articles of incorporation and/or the Primary Documents (as defined in the Securities Purchase Agreement, dated as of March 14, 2000, hereinafter the "Securities Purchase Agreement"), the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series C Preferred Stock.
F. Capital ' organization. If the Corporation shall at any time hereafter subdivide or combine its outstanding shares of Common Stock, declare a dividend payable in Common Stock, or in case of any capital reorganization or reclassification of the shares of Common Stock of the Corporation, the number of shares of the Series C Preferred Stock and the Stated Value of the Series C Preferred Stock shall be adjusted appropriately to allow the holders of the Series C Preferred Stock, as nearly as reasonably possible, to maintain (i) the aggregate Stated Value of the

Series C Preferred Stock shareholder delivered a Notice of Conversion with respect to any such Series C Preferred Stock.

(b) In no event shall the number of shares of Common Stock Issued (A) upon conversion of the Series C Preferred Stock and (B) in lieu of dividend payments on the Series C Preferred Stock, equal 20% or more of the Corporation's outstanding Common Stock, At such time as the Board of Directors of the Corporation determines that it is necessary or appropriate to do so to ensure that the number of shares issued to the Series C Preferred Stockholder resulting from conversion and dividend payments does not equal or exceed 20% of the Corporation's outstanding Common Stock (a "Common Stock Redemption Event"), the Corporation shall (x) redeem, at a price per share equal td (A) the quotient of (i) the Liquidation Preference per share of Series C Preferred Stock has all accrued but unpaid dividends on such shares of Series C Preferred Stock and (ii) the Conversion Price as if the Series C Preferred Stock had been converted on the Series C Preferred Stock Redemption Date multiplied by (B) the average Closing Bid Price 'shares of Common Stock for the five (5) trading days immediately preceding the Series C Preferred Stock Redemption Date, all of the outstanding Series C Preferred Stock or (y) call a special meeting of its stockholders for the purpose of approving the transactions contemplated by the Securities Purchase Agreement, including the issuance of the Series C Preferred Stock on the terms set forth therein, together with any other approvals that shall be required so as to cause the transactions contemplated by the Securities Purchase Agreement to remain in compliance with the Rules and Regulations of The Nasdaq Stock Market (including Rules 4300 and 4310 of Nasdaq's Non-Qualitative Designation Criteria in connection with conversions of Series C Preferred Stock; such approvals are referred to herein as the "Required Approvals"); provided, however, that the Corporation shall not redeem the outstanding Series C Preferred Stock pursuant to clause (x) above, until such time as the Corporation has issued that number of shares of the Corporation's Common Stock equal to at least 16% of the Corporation's outstanding Common Stock to the Series C Preferred Stockholders. The Corporation shall determine within five (5) business days following the receipt of a Notice of Conversion which of such actions it shall take, and shall promptly furnish notice to each of the holders of Series C Preferred Stock as to such determination, including, if applicable, a notice of redemption. In no event shall the Corporation issue shares of Common Stock upon conversion of, or in lieu of dividend payments on, the Series C Preferred Stock, after the occurrence of a Common Stock Redemption Event until the Required Approvals, if any, are obtained.
(c) If the Corporation elects to call a special meeting of its stockholders pursuant to Subsection G (I) (b) of this Amended Certificate of Designations to obtain the Required Approvals, the Corporation shall use its best efforts to obtain such Required Approvals within thirty (30) days of the Closing Date (as defined in the Securities Purchase Agreement) (such thirty (30) day period is referred to herein as an "Approval Period"). If the Corporation does not obtain the Required Approvals within the Approval Period and the Corporation receives a Notice of Conversion after the termination of the Approval Period, the Corporation must redeem, in accordance with this Subsection G of this Amended Certificate of Designations, that number of shares of Series C Preferred Stock necessary to ensure that the number of shares issued to the Series C Preferred Stockholder result*g from conversion and dividend payments does not equal or exceed 20% of the Corp ton's outstanding Common Stock.

(d) If the Corporation elects, pursuant to this Subsection G, to redeem the Series C Preferred Stock on the occurrence of a Common Stock Redemption Event; it shall redeem such Series C Preferred Stock at the price determined in accordance with Subsection G(l)(b) of this Amended Certificate of Designations. If the Corporation shall have sleeted, pursuant to this Subsection G(1), to obtain the Required Approvals but shall not halve done so by the later of the occurrence of the Common Stock Redemption Event or the expiration of the Approval Period, it shall furnish a redemption notice to the Purchaser within three (3) business days after the expiration of the Approval Period.
(2)   The Series C Preferred Stock Conversion Rights shall be exercised as follows:
(e) The Corporation will permit each holder of Series C Preferred Stock to exercise its right to convert the Series C Preferred Stock by faxing an executed and completed notice of conversion (the "Notice of Conversion") to the Corporation, and delivering within three (3) business days thereafter, the original Notice of Conversion (and the certificates representing the related shares of Series C Preferred Stock) to the Corporation by hand delivery or by express courier, duly endorsed. Each date on which a Notice of Conversion is faxed in accordance with the provisions hereof shall be deemed a "Series C Preferred Stock Conversion Date." The Corporation will transmit the certificates representing the Common Stock issuable upon conversion of the Series C Preferred Stock (together with certificates representing the related shares of Series C Preferred Stock not so converted and, if applicable, a check representing any fraction of a share not converted) to such holder via express courier as soon as practicable, but in all events no later than (the "Delivery Date") three (3) business days after the Series C Preferred Stock Conversion Date. For purposes of this Amended Certificate of Designations, such conversion of the Series C Preferred Stock shall be deemed to have been made immediately prior to the close of business on the Series C Preferred Stock Conversion Date.
(f) In lieu of delivering physical certificates representing the Common Stock issuable upon the conversion of the Series C Preferred Stock, provided that the Corporation's transfer agent is participating in the Depository Trust Corporation (IDTC") Fast Automated Securities Transfer program, on the written request of a holder of Series C Preferred Stock who shall have previously instructed such holder's prime broker to confirm such request to the Corporation's transfer agent, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit such Common Stock to such holder by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system no later than the applicable Delivery Date.
(g) The Corporation will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Series C Preferred Stock. The Corporation will use its best effects at all times to maintain a number of shares of Common Stock so reserved for issuance that is no less than the sum of (i) one and one-half (1.5) times the number that would then actually be issuable upon the conversion of three thousand (3,000) shares of Series C Preferred Stock and (ii) the exercise of the Warrants (as defined in the Securities Purchase Agreement). Before taking any action which would cause an adjustment reducing the Conversion Price below the established par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel or in the opinion of counsel to holders of the Series C preferred Stock, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
(3) In the event of a liquidation of the Corporation, the Series C Preferred Stock Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of the Series C Preferred Stock.
(4) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of the sale of securities.
(5) At no time shall any holder of the Series C Preferred Stock convert such amount of Series C Preferred Stock as shall result in such Purchaser's ownership, aster such conversion, exceeding 4.99% of the Corporation's outstanding Common Stock.
(6) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective and applicable Conversion Price.
(7)   The Corporation will not, by amendment of its Articles of Incorporation or
y reorganization, transfer of assets, consolidation, merger, dissolution, issue (it sale of or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Amended Certificate of Designations by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Amended Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the Series C Preferred Stock Conversion Rights of the holders of the Series C Preferred Stock against impairment. (8) In the event (a) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation, (b) that the Corporation subdivides or combines its outstanding shares of Common Stock, (c) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), (d) of any consolidation or merger of the Corporation into or with another corporation, (e) of the sale of all or substantially all of the assets of the Corporation, or (f) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series C Preferred Stock, and shall cause to be mailed to each holder of the Series C Preferred Stock at their last address as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (1) below or twenty (20) days before the date specified in (ii) below, a notice Stating
(1) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(ii) the date on which such reclassification, consolidation merger, sale, dissolution, liquidation or winding up is expected to become effective, and tic date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

H.   Sinking Fund. There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series C Preferred Stock or the redemption of any portion thereof.
1.   Following Events. In case one or more of the following event, each a redemption event, shall have occurred:

(a) failure to deliver the shares of Common Stock received to beUndelivered upon conversion of the shares of Series C Preferred Stock in the manner and as the time required by Section 5 of the Securities Purchase Agreement; or
(c) failure of the Corporation to have authorized the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock or exercise of the Stock Purchase Warrants (as defined in the Securities Purchase Agreement); or
(d) failure on the part of the Corporation to duly observe or perform any of the provision of this Amended Certificate of Designations or any of its other covenants or agreements contained in the Securities Purchase Agreement, or to cure any material breach in a material representation or covenant contained in the Securities Purchase Agreement or the Registration Rights Agreement for a period of ten (10) days after the date ion which
written notice of such failure or breach requiring the same to be remedied has   given by a registered holder of shares of Series C Preferred Stock to the Corporation;
then, and in each and every such case, so long as such redemption event has not been remedied, the holders of not less than fifty-one percent (51%) of the shares of Series C Preferred Stock then outstanding, by notice in writing to the Corporation (the data of such notice the "Redemption Notice Date"), may demand that the Corporation redeem,# and the Corporation shall redeem, each share of Series C Preferred Stock then outstanding at a price per share equal to one hundred twenty-five percent (125%) of the sum of (x) the Stated Value and (y) the aggregate accrued and unpaid dividends on such Redemption Notice late
For purposes of this Section I "Material Subsidiary" means any subsidiary with respect to which the Corporation has directly or indirectly invested, loaned, advanced or guaranteed the obligations of, an aggregate amount exceeding fifteen percent (15%) of the Corporation's gross assets, or the Corporation's proportionate share of the assets or net income of which (based on the subsidiary's most recent financial statements) exceed fifteen percent (15%) of the Corporation’s gross assets or net income, respectively, or the gross revenues of which exceed fifteen percent (15%) of the gross revenues of the Corporation based upon the most recent financial statements!: of such subsidiary and the Corporation.
J. Amendment_ This Amended Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series C Preferred Stock. The Corporation shall not amend this Amended Certificate of Designations or alter or repeal the preferences, rights, powers or other terms of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock, without the written consent or affirmative vote of the holders off at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series C Preferred Stock, given in writing or by Vote at a meeting, consenting or voting (as the case may be) separately as a class.
.

IN WITNESS WHEREOF, USA Biomass Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Fred H. Behrens, Its chairman and attested by Hilly G. Jones, its Secretary this 27 day of June 2000.

USA BIOMASS CORPORATION

By: /s/ Fred H. Behrens
Title: Chairman

Attest:
By: /s/ Hilly G. Jones
Title: Secretary